Exhibit 99.1

NEWS RELEASE
Investor Contacts Lisa Elliott, DRG&L lelliott@drg-l.com / 713-529-6600 C&J Energy Services, Inc. Danielle Hunter, Senior Counsel dhunter@cjenergy.com (713) 260-9900

C&J Energy Services Announces Fourth Quarter and Full Year 2011 Results

2011 Diluted EPS of $3.19 on Revenues of $758.5 million

HOUSTON, TEXAS, February 15, 2012 – C&J Energy Services, Inc. (NYSE:CJES) today reported net income of $53.4 million, or $1.00 per diluted share, for the fourth quarter of 2011, inclusive of a beneficial fourth quarter tax election. Net income for the third quarter of 2011 was $46.3 million, or $0.89 per diluted share, and $14.5 million, or $0.30 per diluted share, for the same quarter a year ago.

Revenues for the fourth quarter of 2011 were $220.1 million compared to $229.0 million for the third quarter of 2011, representing a 4% sequential decrease. 2010 fourth quarter revenue was $85.8 million. The decrease in fourth quarter revenue from the previous quarter resulted from some of our hydraulic fracturing customers choosing to provide their own sand on certain jobs, as well as certain contractual customers not fully utilizing their guaranteed pumping hours under their contracts primarily due to well delays and the year-end holidays. The increase in revenue over the fourth quarter of 2010 was primarily due to the addition and deployment of new hydraulic fracturing equipment: Fleet 3 deployed in January 2011, Fleet 4 deployed in April 2011, Fleet 5 deployed in August 2011 and Fleet 6A deployed in December 2011.

2011 fourth quarter Adjusted EBITDA (total earnings before net interest expense, income taxes, depreciation and amortization, loss on early extinguishment of debt and net gain or loss on disposal of assets) increased to $86.2 million, compared to $81.2 million for the third quarter and $30.3 million for the fourth quarter of 2010. Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles (“GAAP”) and is therefore reconciled to the nearest comparable GAAP financial measure, net income, in the accompanying financial tables.

“Our superior execution and the strength of our operating practices drove another quarter of higher margins and bottom line results,” stated Josh Comstock, Chairman, President and Chief Executive Officer. “Demand for our services remained strong. We generated higher net income despite a slight dip in revenue as our high margin service revenue grew and our lower margin sand revenue declined. Our fourth quarter profitability demonstrates the benefits associated with the flexibility of our business model and our contracts that adjust to changing customer needs while still providing solid margins and bottom-line returns. I am also pleased to report that we did not experience any delays associated with sand or other supplies as a result of the supply contracts we currently have in place and our focused procurement and logistical management practices.

“With the re-deployment of one of our hydraulic fracturing fleets from the Haynesville Shale to the Eagle Ford Shale basin, 100% of our hydraulic fracturing equipment is currently operating in oil and liquids rich basins. The deployment of Fleet 7 to the Permian Basin is on plan for April, and we anticipate that Fleet 8 will be deployed during the third quarter. Due to the robust nature of our internal cash flow and the confidence we have in our ability to expand our customer base, we have ordered Fleet 9, which we expect to receive and deploy by the end of the fourth quarter.

“We are actively seeking to secure multi-year take-or-pay contracts for Fleets 7, 8 and 9; although, we believe that the equipment can attract solid demand in the spot market if long-term contracts are not secured. We are confident that our superior operating performance in the most complex plays will continue to make C&J a provider of choice to customers seeking to optimize their well performance in demanding formations.

“Our equipment manufacturing business continues to yield significant cash flow savings resulting from reduced costs on intercompany purchases of hydraulic fracturing pumps, coiled tubing units and pressure pumping units. Construction of the new 36,000 square foot manufacturing facility is complete, and it is being utilized to manufacture new equipment. Third party orders continue to grow, and we are expecting the new facility to be at full capacity by the middle of this year.

“Our debt free balance sheet, approximately $65 million in cash currently on hand and full access to our $200.0 million revolving credit facility provide exceptional flexibility to take advantage of growth opportunities. In addition to actively evaluating opportunities for organic growth, we are also well positioned to pursue strategic acquisitions that could support our geographic expansion in unconventional resource plays,” added Comstock.

Operational Results

We averaged monthly revenue per unit of horsepower of $343 during the fourth quarter, down from $407 in the third quarter due to lower revenue associated with customer-supplied sand, and certain contractual customers not fully utilizing their guaranteed pumping hours under their contracts primarily due to well delays and year-end holiday downtime. Fleet 6A, which is the first 16,000 horsepower of our newest hydraulic fracturing fleet, was deployed under contract in early December. The second portion of the fleet, Fleet 6B, was expanded to 32,000 horsepower and deployed earlier this week. The deployment of Fleet 6B brings our aggregate hydraulic horsepower to 210,000. With the addition of Fleets 7, 8 and 9, we expect to end the year with more than 300,000 of aggregate hydraulic horsepower. Our hydraulic fracturing business contributed $172.6 million of revenue and completed 1,151 fracturing stages during the fourth quarter of 2011, compared to $191.8 million of revenue and 1,065 fracturing stages for the previous quarter and $66.0 million of revenue and 389 fracturing stages for the same quarter last year. The decrease in revenue per stage quarter over quarter resulted from some of our customers electing to supply their own sand on certain jobs and an increased number of smaller stages associated with vertical completions in the Permian Basin.

Our coiled tubing operations contributed $32.0 million of revenue and completed 849 coiled tubing jobs during the fourth quarter of 2011, compared to $25.6 million of revenue and 877 coiled tubing jobs for the previous quarter. The sequential revenue increase on fewer jobs is primarily due to the mix of jobs as well as selective pricing improvement. Coiled tubing revenue for the fourth quarter of 2010 was $15.6 million and 530 jobs were completed. We entered the fourth quarter of 2011 with a fleet of 15 coiled tubing units and took delivery of three units during the quarter (two of which were deployed during that time) to end the year with a fleet of 18 coiled tubing units. We recently ordered six new coiled tubing units, which we expect to deploy in new geographic basins in 2012.

Our equipment manufacturing business contributed $11.2 million of third party revenue during the fourth quarter of 2011, compared to $6.4 million during the previous quarter.

Capital expenditures totaled $34.2 million in the fourth quarter of 2011, $32.0 million of which was for new equipment.

Year Ended 2011

For the year ended 2011, we reported net income of $162.0 million, or $3.19 per diluted share, on revenues of $758.5 million, which included approximately $4.9 million in loss associated with the early extinguishment of debt, net of tax, or $0.10 per diluted share. For the year ended 2010, we reported net income of $32.3 million, or $0.67 per diluted share, on revenues of $244.2 million.

Adjusted EBITDA for the year ended 2011 was $285.0 million compared to $82.3 million for the year ended 2010. Capital expenditures for the period totaled $140.7 million, $133.4 million of which was for new equipment.

Conference Call Information

We will host a conference call on Thursday, February 16, 2012 at 10:00 a.m. Eastern / 9:00 a.m. Central Time to discuss our fourth quarter and full year 2011 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at http://www.cjenergy.com or by dialing 617-213-8848 and asking for the C&J Energy conference call. Please dial-in a few minutes before the scheduled call time. A replay of the conference call will be available on our website for 12 months following the call or by dialing 617-801-6888, and entering passcode 98037713 for one week following the call.

About C&J Energy Services, Inc.

We are an independent provider of premium hydraulic fracturing, coiled tubing and pressure pumping services with a focus on complex, technically demanding well completions. In addition, through our subsidiary Total E&S, Inc., we manufacture and repair equipment to fulfill our internal needs as well as for companies in the energy services industry. We operate in what we believe to be some of the most geologically challenging basins in South Texas, East Texas/North Louisiana, Western Oklahoma and West Texas/East New Mexico. We are in the process of acquiring additional hydraulic fracturing fleets and evaluating opportunities with existing and new customers to expand our operations into new areas throughout the United States with similarly demanding completion and stimulation requirements.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of our new fracturing fleets or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

C&J Energy Services, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenue	$220,051	$85,796	$758,454	$244,157
Cost of sales	124,608	51,425	443,556	154,297

Gross profit	95,443	34,371	314,898	89,860
Selling, general and administrative expenses	16,518	6,615	52,737	17,998
(Gain)/loss on sale/disposal of assets	(5)	(12)	(25)	1,571

Operating income	78,930	27,768	262,186	70,291
Other income (expense):
Interest expense, net	(397)	(3,897)	(4,221)	(17,341)
Loss on early extinguishment of debt	—	—	(7,605)	—
Other income (expense), net	—	(271)	(40)	(309)

Total other expense, net	(397)	(4,168)	(11,866)	(17,650)

Income before income taxes	78,533	23,600	250,320	52,641
Income tax expense	25,151	9,098	88,341	20,369

Net income	$53,382	$14,502	$161,979	$32,272

Net income per common share:
Basic	$1.03	$0.31	$3.28	$0.70

Diluted	$1.00	$0.30	$3.19	$0.67

Weighted average common shares outstanding:
Basic	51,887	46,438	49,315	46,352

Diluted	53,547	48,334	50,780	47,851

C&J Energy Services, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$46,780	$2,817
Accounts receivable, net of allowance of $808 at December 31, 2011 and $509 at December 31, 2010	122,169	44,354
Inventories, net	45,440	8,182
Prepaid and other current assets	9,138	3,768
Deferred tax assets	789	265

Total current assets	224,316	59,386

Property, plant and equipment, net of accumulated depreciation of $46,539 at December 31, 2011 and $27,712 at December 31, 2010	213,697	88,395

Other assets:
Goodwill	65,057	60,339
Intangible assets, net of accumulated amortization of $8,151 at December 31, 2011 and $4,498 at December 31, 2010	25,419	5,768
Deposits on equipment under construction	6,235	8,413
Deferred financing costs, net of accumulated amortization of $411 at December 31, 2011 and $506 at December 31, 2010	2,528	3,190
Other noncurrent assets, net	597	597

Total assets	$537,849	$226,088

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$57,564	$14,524
Current portion of long-term debt	—	27,222
Accrued expenses	14,421	6,740
Income taxes payable	1,827	6,525
Customer advances and deposits	5,392	4,000
Other current liabilities	33	33

Total current liabilities	79,237	59,044

Long-term debt	—	44,817

Deferred tax liabilities	62,471	12,058

Other long-term liabilities	1,086	723

Total liabilities	142,794	116,642

Stockholders’ equity
Common stock, par value of $.01, 100,000,000 shares authorized, 51,886,574 issued and outstanding at December 31, 2011 and 47,499,074 issued and outstanding at December 31, 2010	519	475
Additional paid-in capital	201,874	78,288
Retained earnings	192,662	30,683

Total stockholders’ equity	395,055	109,446

Total liabilities and stockholders’ equity	$537,849	$226,088

C&J Energy Services, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2011	2010
	(Unaudited)
Cash flows from operating activities:
Net income	$161,979	$32,272
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,919	10,711
Deferred income taxes	45,903	8,327
Provision for doubtful accounts, net of write-offs	415	504
(Gain) loss on disposal of assets	(25)	1,571
Loss on change in fair value of warrant liability	—	10,403
Stock-based compensation expense	10,846	634
Excess tax benefit of stock-based award activity	(512)	—
Non cash paid in kind interest expense	—	278
Amortization of deferred financing costs	703	747
Write-off of deferred financing costs related to early extinguishment of debt	2,899	—
Net effect of changes in assets and liabilities related to operating accounts	(73,425)	(20,724)

Cash provided by operating activities	171,702	44,723

Cash flows from investing activities:
Purchases of and deposits on property and equipment	(140,723)	(44,473)
Payments made to acquire Total E&S, Inc., net of cash acquired	(27,222)	—
Proceeds from disposal of property and equipment	2,400	655

Cash used in investing activities	(165,545)	(43,818)

Cash flows from financing activities:
Payments on revolving debt, net	(3,000)	(34,500)
Proceeds from long-term debt	12,750	75,888
Repayments of long-term debt	(81,789)	(36,920)
Repayments of capital lease obligations	—	(40)
Financing costs	(2,939)	(3,696)
Proceeds from exercise of warrants	—	2
Proceeds from initial public offering, net of transaction fees	112,147	—
Stock options exercised	125	—
Excess tax benefit of stock-based award activity	512	—

Cash provided by (used in) financing activities	37,806	734

Net increase in cash and cash equivalents	43,963	1,639
Cash and cash equivalents, beginning of period	2,817	1,178

Cash and cash equivalents, end of period	$46,780	$2,817

Supplemental cash flow disclosure:
Cash paid for interest	$8,417	$5,796

Cash paid for taxes	$46,692	$5,748

C&J Energy Services, Inc.

Reconciliation of Adjusted EBITDA to Net Income

(In thousands)

	Three Months Ended			Years Ended
	Dec. 31	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2011	2011	2010	2011	2010
		(Unaudited)		(Unaudited)
Adjusted EBITDA	$86,204	$81,157	$30,341	$285,040	$82,264
Interest expense, net	(397)	(666)	(3,897)	(4,221)	(17,341)
Loss on early extinguishment of debt	—	—	—	(7,605)	—
Provision for income taxes	(25,151)	(27,511)	(9,098)	(88,341)	(20,369)
Depreciation and amortization	(7,279)	(6,653)	(2,856)	(22,919)	(10,711)
Gain (loss) on disposal of assets	5	(53)	12	25	(1,571)

Net income	$53,382	$46,274	$14,502	$161,979	$32,272